Exhibit 8.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

November 14, 2018	Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Ally Wholesale Enterprises LLC

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

Re:	Ally Wholesale Enterprises LLC
Registration Statement on Form SF-3 (No. 333- )

Ladies and Gentlemen:

We have acted as special federal tax counsel to Ally Wholesale Enterprises LLC, a Delaware limited liability company (the “Company”) in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission in connection with the registration by the Company of asset-backed notes (the “Notes”). As described in the Registration Statement, the Notes will be issued from time to time in series, with each series being issued by Ally Master Owner Trust, a Delaware statutory trust (the “Trust”) formed by the Company pursuant to a Trust Agreement dated as of February 12, 2010 (the “Trust Agreement”) between the Company and the U.S. Bank Trust National Association, as owner trustee. The Notes will be issued from time to time in series, with each series being issued by Ally Master Owner Trust, a Delaware statutory trust (the “Trust”) formed by the Company pursuant to a Trust Agreement dated as of February 12, 2010 (the “Trust Agreement”) between the Company and the U.S. Bank Trust National Association, as owner trustee. The Notes will be issued pursuant to an Indenture dated as of February 12, 2010 (the “Indenture”), between the Trust and the Wells Fargo Bank, National Association, as indenture trustee, as supplemented by a related indenture supplement (each, an “Indenture Supplement”) between the Trust and a financial institution acting as indenture trustee (the “Indenture Trustee”).

In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of any series of Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and, in each case as filed as an exhibit to the Registration Statement, the form of Underwriting Agreement, the Indenture, the Pooling and Servicing Agreement, the Trust Agreement, the form of Indenture Supplement (including the form of Notes included as an exhibit thereto), the Trust Sale and Servicing Agreement, the Custodian Agreement, the Administration Agreement, the Back-up Servicing Agreement and the form of Asset Representations Review Agreement (collectively, the “Operative Documents”). Terms used herein without definition have the meanings given to such terms in the Registration Statement.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP

(Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados

(a Brazilian partnership).

Mayer Brown LLP

Ally Wholesale Enterprises LLC

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Based on the foregoing and assuming that the Operative Documents with respect to each series are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, to the extent that the statements constitute matters of U.S. federal income tax law or legal conclusions with respect thereto relating to U.S. federal tax matters set forth in the Prospectus forming part of the Registration Statement (to the extent they relate to U.S. federal income tax consequences) under the captions “Summary—Tax Status” and “Material Federal Income Tax Consequences”, and to the extent such statements expressly state our opinions or state that our opinion has been or will be provided as to the Notes, we hereby confirm and adopt the opinion set forth therein (subject to the qualifications, assumptions, limitations and exceptions set forth therein).

Mayer Brown LLP

Ally Wholesale Enterprises LLC

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto, without admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Respectfully submitted,

/s/ Mayer Brown LLP

MAYER BROWN LLP